Senior Notes Offering June 18, 2020 ISSUER FREE WRITING PROSPECTUS SUPPLEMENTING PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 18, 2020 AND PROSPECTUS DATED NOVEMBER 5, 2019 Filed Pursuant to Rule 433 Registration Statement No. 333-234507

Disclaimers Dana Incorporated (the “Company”, “we”, “us” or “our”) has an effective registration statement on file with the Securities and Exchange Commission (“SEC”), which includes a prospectus and has filed a prospectus supplement relating to the offering described in this presentation. Before you invest, you should read the prospectus and related prospectus supplement and other documents we have filed with the SEC for more complete information about the Company and the offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement are available by contacting Citigroup Global Markets Inc., Attention: Prospectus Department, by calling 1-800-831-9146 or by emailing prospectus@citi.com. Forward Looking Statements Certain statements and projections contained in this presentation are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this presentation speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason. Industry Data and Trademarks The industry and market data contained in this presentation are based either on our management's own estimates or on independent industry publications, reports by market research firms or other published independent sources. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness, as industry and market data are subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. Accordingly, you should be aware that the industry and market data contained in this presentation, and estimates and beliefs based on such data, may not be reliable. Unless otherwise indicated, all information contained in this presentation concerning our industry in general or any segment thereof, including information regarding our general expectations and market opportunity, is based on management's estimates using internal data, data from industry related publications, consumer research and marketing studies and other externally obtained data. This presentation, the prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this presentation or included or incorporated by reference into the prospectus supplement or the accompanying prospectus are the property of their respective owners. Unless otherwise stated, all data and information presented is as of March 31, 2020.

Transaction Overview

Executive Summary Dana Incorporated (“Dana”) is a global provider of high technology products to virtually every major vehicle and engine manufacturer in the world The Company’s technologies include drive and motion products, thermal-management technologies, and fluid-power products As of March 31, 2020, Dana employed approximately 31,700 people, operated in 34 countries and owned or leased 149 major facilities For the LTM period ending March 31, 2020, Dana reported sales of $8,383M and adjusted EBITDA of $967M1, with margin of 11.5% Strong incremental sales backlog of $700M for the 2020 to 2022 period Robust liquidity position2 of ~$1,720M3 as of March 31, 2020 Dana has prioritized cash conservation by reducing cost and maximizing liquidity position during the COVID-19 related downturn On June 16, 2020, Dana priced $400M of new 8-year Senior Unsecured Notes (the “2028 Notes”) Net proceeds from the 2028 Notes will be used for general corporate purposes and to partially repay RCF borrowings Contemporaneously with the settlement of the 2028 Notes, Dana will terminate the undrawn 364-day $500M Bridge Facility put in place on April 16, 2020 Dana is seeking to raise an additional $100M via an add-on to its 5.375% Senior Notes due 2027 (the “Offering”) Net proceeds from the Offering will be used for general corporate purposes 1 Adjusted EBITDA is a non-GAAP financial measure. See appendix for comments regarding non-GAAP measures 2 Liquidity comprised of available cash, availability under Dana’s revolving credit facility and marketable securities. Liquidity calculation excludes $5M of deposits supporting obligations 3 Pro forma for $400M Senior Notes offering priced on June 16, 2020 and termination of $500M Bridge Facility

Sources & Uses / Pro Forma Capitalization Sources and Uses Pro Forma Capitalization (US$ in M) 1Add-on illustratively shown at Par 2 Cash balance is pro forma for $400M Senior Notes issuance 3 Adjusted EBITDA is a non-GAAP financial measure 4 Pro forma for $400m Senior Notes offering and termination of bridge facility 5 Pro forma for contemplated offering, paydown of revolving credit facility 6 Liquidity calculation excludes $5M of deposits supporting obligations. See appendix for more comments regarding non-GAAP measures (4) (5) (1) (2)

Indicative Terms: Senior Add-on Notes Issuer: Dana Inc. Issue: $100M Add-on 5.375% Senior Notes due 2027 Guarantees: None Security: None Maturity: November 15, 2027 Call Protection: Non-callable until November 15, 2022 (subject to T+50 bps make-whole call), call schedule as follows: Date Price November 15, 2022 102.688 November 15, 2023 101.344 November 15, 2024 100.000 Equity Clawback: Up to 35% at par plus the coupon November 15, 2022 Change of Control: Investor put at 101% Covenants: Same as existing Senior Unsecured Notes due 2027 Offering Format: SEC Registered

Pro Forma Dana Organizational Structure Dana Inc.1 (“Issuer”) Dana Limited Dana International Luxembourg S.à r.l. Domestic Subsidiaries Foreign Subsidiaries Foreign Subsidiaries Dana Financing Luxembourg S.à r.l. $400M 5.750% Senior Notes due 2025 $375M 6.500% Senior Notes due 2026 $1,000M Cash Flow Revolving Credit Facility($200M outstanding following the offering) $474M Term Loan A Facility $349M Term Loan B Facility $425M 5.500% Senior Notes due 2024 $300M 5.375% Senior Notes due 2027 $400M 5.625% Senior Notes due 2028 $100M 5.375% Senior Notes due 2027 contemplated hereby 100% 100% 1 Guarantor of the 6.500% Senior Notes due 2026 and 5.750% Senior Notes due 2025

Appendix

Reconciliation of Adjusted EBITDA and Segment Data

Adjusted EBITDA is a non-GAAP financial measure which we have defined as net income before interest, income taxes, depreciation, amortization, equity grant expense, restructuring expense, non-service cost components of pension and other postretirement benefit costs and other adjustments not related to our core operations (gain/loss on debt extinguishment, pension settlements, divestitures, impairment, etc.). Adjusted EBITDA is a measure of our ability to maintain and continue to invest in our operations and provide shareholder returns. We use adjusted EBITDA in assessing the effectiveness of our business strategies, evaluating and pricing potential acquisitions and as a factor in making incentive compensation decisions. In addition to its use by management, we also believe adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate financial performance of our company relative to other Tier 1 automotive suppliers. Adjusted EBITDA should not be considered a substitute for earnings before income taxes, net income or other results reported in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Diluted adjusted EPS is a non-GAAP financial measure which we have defined as adjusted net income divided by adjusted diluted shares. We define adjusted net income as net income attributable to the parent company, excluding any nonrecurring income tax items, restructuring charges, amortization expense and other adjustments not related to our core operations (as used in adjusted EBITDA), net of any associated income tax effects. We define adjusted diluted shares as diluted shares as determined in accordance with GAAP based on adjusted net income. This measure is considered useful for purposes of providing investors, analysts and other interested parties with an indicator of ongoing financial performance that provides enhanced comparability to EPS reported by other companies. Diluted adjusted EPS is neither intended to represent nor be an alternative measure to diluted EPS reported in accordance with GAAP. Free cash flow is a non-GAAP financial measure which we have defined as net cash provided by (used in) operating activities less purchases of property, plant and equipment. Adjusted free cash flow is a non-GAAP financial measure which we have defined as net cash provided by (used in) operating activities excluding discretionary pension contributions less purchases of property, plant and equipment. We believe these measures are useful to investors in evaluating the operational cash flow of the company inclusive of the spending required to maintain the operations. Free cash flow and adjusted free cash flow are not intended to represent nor be an alternative to the measure of net cash provided by (used in) operating activities reported in accordance with GAAP. Free cash flow and adjusted free cash flow may not be comparable to similarly titled measures reported by other companies. The accompanying financial information provides reconciliations of adjusted EBITDA, diluted adjusted EPS, free cash flow and adjusted free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP. We have not provided a reconciliation of our adjusted EBITDA and diluted adjusted EPS outlook to the most comparable GAAP measures of net income (loss) and diluted EPS. Providing net income (loss) and diluted EPS guidance is potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items that are included in net income (loss) and diluted EPS, including restructuring actions, asset impairments and certain income tax adjustments. The accompanying reconciliations of these non-GAAP measures with the most comparable GAAP measures for the historical periods presented are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance. Non-GAAP Financial Information